Exhibit 99.1

Directors are required to own shares of Nordson Common Stock with a value equal to five (5) times the amount of the annual retainer paid to Directors. The Company’s Chief Executive Officer is required to own Nordson Common Stock having a dollar value at least equal to five (5) times base salary. Nordson’s President (if the President is not also the CEO) or Chief Operating Officer is required to own Nordson Common Stock having a dollar value at least equal to three (3) times base salary, while other Nordson executive officers are required to own Nordson Common Stock having a dollar value at least equal to two (2) times base salary.

Directors are required to achieve the Guideline within five years of election to the Board, or, in the case of Directors serving at the time the Guidelines were adopted, within five years of the date of adoption of the Guidelines. Likewise, newly elected or promoted executive officers will have up to five years to meet the applicable Guideline after their election or promotion, or in the case of executive officers in office at the time the Guidelines were adopted, within five years of the date of adoption of the Guidelines.

Equity interests that count toward satisfaction of the ownership guideline include:

Directors: Shares owned outright by the Director, or his or her spouse and dependent children; shares held in trust for the benefit of the Director or his or her family; shares of Restricted Stock; stock equivalent units held in deferred compensation accounts which may be distributed only in the form of Common Shares; or other individual retirement accounts.

Executive Officers: Shares owned outright by the executive officer, or his or her spouse and dependent children; shares held in trust for the benefit of the Executive Officer or his or her family; shares of Restricted Stock; shares held in deferred compensation accounts; and shares held in the NEST (Nordson ESOP Fund and Nordson Stock Fund) or other individual retirement accounts.

In the event a Director or executive officer is unable to achieve a share ownership guideline within the required time period, the Director or executive officer will meet with the Chairman of the Governance & Nominating Committee or Chief Executive Officer, respectively, to develop a plan to achieve the share ownership guideline